United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of

The Securities Act of 1934

February 13, 2013

Date of Report (date of earliest event reported)

Deltic Timber Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-12147	71-0795870
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

210 East Elm Street, El Dorado, Arkansas	71730
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (870) 881-9400

(Not Applicable)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 13, 2013, Deltic Timber Corporation (the “Company”) entered into a Membership Interest Purchase Agreement (the “Agreement”) with TIN, Inc., a Delaware corporation and wholly owned subsidiary of Temple-Inland Inc., a wholly owned subsidiary of International Paper Company. Under the terms of the Agreement, the Company will purchase the 50% membership interest of TIN, Inc. in Del-Tin Fiber, L.L.C., an Arkansas limited liability company, which owns and operates a medium density fiberboard plant in El Dorado, Arkansas, for an aggregate purchase price of $20 million, which represents a cash payment of $5.156 million and an assumption of TIN, Inc.’s $14.844 million in debt guarantees associated with Union County, Arkansas Taxable Industrial Development Revenue Bonds, Series 1998, that were issued in 1998 to finance the construction of the Del-Tin Fiber facility and have a maturity date of December 1, 2027. Upon completion of the transaction, the Company will hold 100% of the membership interest in Del-Tin Fiber, L.L.C.

The transaction is expected to be completed on or before April 30, 2013, subject to the satisfaction of various closing conditions. The Agreement contains customary representations, warranties, covenants, and indemnities and provides that the parties may terminate the transaction by mutual agreement.

A copy of the Agreement will be filed as an exhibit to the Company’s quarterly report on Form 10-Q for its fiscal quarter ended March 31, 2013.

Item 7.01. Regulation FD Disclosure

On February 13, 2013, the Company issued a press release announcing the transaction described above under Item 1.01. Attached as Exhibit 99.1 and incorporated herein by reference is a copy of the press release.

The information in this Item 7.01 and in Exhibit 99.1 attached hereto is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit 99.1 Press Release of Deltic Timber Corporation dated February 13, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Deltic Timber Corporation

By:	/s/ Jim F. Andrews, Jr.
Jim F. Andrews, Jr., Secretary

Date: February 14, 2013